Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt	Christine Mohrmann
	KVH Industries	Financial Dynamics
	401-847-3327	212-850-5600

KVH Reports Results for Third Quarter

•	Third quarter revenue up 44% from prior year with revenue of $22.6 million and net income of $0.4 million or $0.03 per diluted share

•	Quarterly fiber optic gyro revenues totaled almost $8 million

•	Quarterly airtime revenues exceeded $3 million

MIDDLETOWN, RI – October 22, 2009 – KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the third quarter ended September 30, 2009. Revenue for the third quarter of 2009 was $22.6 million, up 44% from the quarter ended September 30, 2008. Net income for the period was $0.4 million, or $0.03 per diluted share. During the same period last year the company reported a net loss of $0.8 million or $0.06 on a per share basis.

For the nine months ended September 30, 2009, revenue was $62.8 million, up 3% compared to $61.2 million for the nine months ended September 30, 2008. KVH reported a net loss of $2.0 million or $0.14 on a per share basis for the first nine months of 2009. During the same period last year, the company reported net income of $2.8 million or $0.19 on a per diluted share basis.

“In the third quarter, we enjoyed growth on the top and bottom lines that exceeded our expectations,” said Martin Kits van Heyningen, KVH’s chief executive officer. “We are realizing the benefits from our strategic growth plans that focused on fiber optic gyros and maritime communications, which enabled us to post solid growth despite the larger economic challenges. We are confident in the strength of our competitive position and optimistic that we’ve positioned the company well for the future.”

KVH’s defense-related guidance and stabilization revenue from KVH’s fiber optic gyro solutions, TACNAV® military navigation systems, and related services was approximately $10.6 million in the third quarter of 2009, up 206% on a year-over-year basis. “Both elements of our guidance and stabilization business were key contributors in the third quarter. Revenue from tactical navigation product sales was up 28% year over year and our fiber optic gyro business posted an impressive 767% increase year over year and an 11% sequential increase in sales over our record second quarter of this year. At the same time, we continued to bring in new business for the fourth quarter and beyond, including $3.8 million in new FOG orders to support remote weapon stations and $2.0 million in new military orders for our TACNAV displays and components,” said Mr. Kits van Heyningen.

In the third quarter of 2009, mobile communications revenue from marine, land, and aeronautical products and services was $12.0 million, down 2% on a year-over-year basis. Mr. Kits van Heyningen commented, “In the mobile satellite business, the economic challenges remain, especially in our leisure satellite TV markets. However, the declines appeared to moderate in the third quarter. Largely overcoming those declines was the continued growth of our TracPhone® V7 and the mini-VSAT Broadbandsm service. Our success in the VSAT market continued, with mini-VSAT product and airtime revenue growing strongly year over year. Total airtime services revenue for mini-VSAT and Inmarsat combined exceeded $3.0 million in the quarter, with mini-VSAT showing continued growth, offsetting a seasonal sequential decline in Inmarsat airtime.

“During the third quarter, we made significant progress in the rollout of our satellite communication network, with the activation of the mini-VSAT Broadband service in the Asia-Pacific region, Australia, and New Zealand. We also expanded our existing Atlantic Ocean coverage area south to Brazil and signed a contract to add service for Africa by the end of this year. We won several major new commercial customers and added new capabilities to our product offering to increase its appeal. Looking ahead, we plan to launch a major new satellite television product at the Ft. Lauderdale International Boat Show next week. We are also working to achieve our goal of activating mini-VSAT Broadband service for the Indian Ocean and Africa by the end of the year as well as pursuing service contracts for South America, which is the only region remaining in our rollout of the worldwide mini-VSAT Broadband service,” concluded Mr. Kits van Heyningen.

Speaking about the company’s financial results, Patrick Spratt, KVH’s chief financial officer, said, “The diversity of our revenue sources is providing a solid foundation for growth even in the face of ongoing economic challenges. Strong sales of relatively higher margin guidance, stabilization, and tactical navigation products helped us achieve better-than-anticipated results on both the top and the bottom line. Gross margin was better than expected at more than 39%, reflecting the higher sales volume, favorable product mix, and improved capacity utilization. Partially offsetting these factors was a modest sequential decline in service gross margin due to our continued build-out of the mini-VSAT Broadband network infrastructure. Cash, cash equivalents, and marketable securities declined sequentially by approximately $0.7 million from the prior quarter. Inventory levels increased sequentially from the second quarter by about $1 million as we staged materials for new products and demand expectations.

“Although visibility is improving, we still see uncertainties in our markets overall. But in general, for the fourth quarter, we expect that revenue will grow 18% to 24% year over year. We expect that this increase will be driven by sequential growth in sales of mini-VSAT Broadband products and services, fiber optic gyros, tactical navigation products, and our new aeronautical antenna system. We anticipate seasonal declines and continued weakness in consumer satellite communications businesses. During the quarter we will continue the aggressive investment in our mini-VSAT Broadband infrastructure and we expect to initiate new additions to fiber optic gyro production capacity. We expect to achieve a net profit of between $0.02 to $0.07 per share for the fourth quarter.”

Recent Operational Highlights:

•

On October 7, 2009, KVH and On-Waves announced that they signed an agreement to collaborate to offer maritime cell phone service via KVH’s mini-VSAT Broadband network and On-Waves’ picocell technology.

•	On October 5, 2009, KVH announced that it had signed a contract to support mini-VSAT Broadband coverage for Internet and voice service for Africa.

•	On October 2, 2009, KVH announced that it had received $2 million in new military systems orders, including TACNAV tactical navigation system components and its Universal Multilingual Display.

•	On September 24, 2009, KVH announced that it had received a $2.1 million order for fiber optic gyros for remote weapon stations.

•	On September 16, 2009, KVH expanded Atlantic Ocean Coverage for mini-VSAT Broadband Service to provide service into Greenland and northern Europe and as far south as the horn of Brazil.

•	In August 2009, mini-VSAT Broadband service went live in Asia-Pacific waters as well as for Australia and New Zealand.

•	On August 5, 2009, KVH announced that it had received a $1.7 million fiber optic gyro order for use in remote weapon stations.

•

During the third quarter, KVH won several new commercial shipping customers for its TracPhone V7 and mini-VSAT Broadband service, including Clipper Tankers, which is adding the KVH solution to 22 vessels in its fleet, and M. H. Simonsen ApS, which is adding the TracPhone V7 to a number of its tankers.

KVH is webcasting its third quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed via the company’s website at http://investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries (www.kvh.com) is a leading manufacturer of solutions that provide global high-speed Internet, television and voice services via satellite to mobile users at sea, on land, and in the air.

KVH is also a premier manufacturer of high performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. The company is based in Middletown, RI, with facilities in Tinley Park, IL, and Kokkedal, Denmark.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the impact of extended economic weakness, such as availability of consumer credit and increases in fuel prices, on the sale and use of motor vehicles and marine vessels; the need to increase sales of the TracPhone V7 and related services to improve airtime gross margins; delays or an inability to expand coverage of the mini-VSAT Broadband service to new regions; the potential inability to secure adequate Ku-band satellite capacity or the licenses necessary for any expansion of the mini-VSAT Broadband network; risks associated with the delivery or performance of critical hardware; the need for qualification of products to customer or regulatory standards; delays in customers’ qualification processes for our products or other delays in shipping; the risk that we may not receive expected orders; competitors’ products and services; unanticipated declines or changes in customer demand, due to economic, seasonal and other factors, particularly with respect to the TracPhone V7; the unpredictability of military budget priorities as well as the order timing, purchasing schedules and priorities for our defense products; order cancellations or unexercised options, particularly for longer-term defense orders; potential reductions in our overall gross margins in the event of a shift in product mix; weakened consumer demand for our products and services, especially at the more price sensitive low end of our product offerings; changes in interest rates; our dependence on third-party satellite networks for programming and satellite services; delays in delivery arising from supplier production constraints; poor or delayed research and development results; currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks; potential product liability claims; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; expenses associated with corporate governance requirements; and changes in our equity compensation practices, including the impact of fluctuations in our stock price. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 6, 2009. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, TACNAV, DataScope and the DataScope logo, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

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KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Sales:
Product	$18,620	$12,325	$52,314	$52,734
Service	4,023	3,415	10,461	8,454

Net sales	22,643	15,740	62,775	61,188

Costs and expenses:
Costs of product sales	10,663	7,693	33,139	31,754
Costs of service sales	3,044	1,571	7,422	3,893
Research and development	2,292	1,813	6,265	5,804
Sales, marketing and support	4,241	3,573	12,370	11,830
General and administrative	1,943	1,992	5,723	5,280

Total costs and expenses	22,183	16,642	64,919	58,561

Income (loss) from operations	460	(902)	(2,144)	2,627

Interest income	74	278	279	1,037
Interest expense	26	36	63	118
Other expense, net	29	42	21	236

Income (loss) before income tax expense	479	(702)	(1,949)	3,310
Income tax expense	94	110	30	558

Net income (loss)	$385	$(812)	$(1,979)	$2,752

Net income (loss) per common share:
Basic and diluted	$0.03	$(0.06)	$(0.14)	$0.19

Weighted average number of common shares outstanding:
Basic	13,978	14,251	13,981	14,461

Diluted	14,241	14,251	13,981	14,474

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KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	September 30, 2009	December 31, 2008
ASSETS

Cash, cash equivalents and marketable securities	$41,503	$42,660
Accounts receivable, net	12,342	13,960
Inventories	14,762	15,484
Other current assets	1,380	807

Total current assets	69,987	72,911

Property and equipment, net	15,564	13,286
Deferred income taxes	3,334	3,334
Other non-current assets	5,913	4,226

Total assets	$94,798	$93,757

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$12,991	$12,662
Current portion of long-term debt	116	2,026

Total current liabilities	13,107	14,688

Other long-term liabilities	82	—
Long-term debt, excluding current portion	3,837	—
Stockholders’ equity	77,772	79,069

Total liabilities and stockholders’ equity	$94,798	$93,757

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